Exhibit 21

SELECTIVE INSURANCE GROUP, INC., SUBSIDIARIES AS OF DECEMBER 31, 2004

			Percentage
	Jurisdiction		voting
	in which		securities
Name	organized	Parent	owned
ALTA Services, LLC	New Jersey	Selective Insurance Group, Inc.	100%
Consumer Health Network Plus, LLC	New Jersey	Selective Insurance Group, Inc.	100%
Niagara Exchange Corporation	Delaware	Selective Insurance Group, Inc.	100%
SelecTech, LLC	New Jersey	Selective Way Insurance Company	75%
		Selective Insurance Company of the Southeast	25%
Selective HR Solutions, Inc.	Florida	Selective Insurance Group, Inc.	100%
Selective Insurance Company of America	New Jersey	Selective Insurance Group, Inc.	100%
Selective Insurance Company of New England	Maine	Selective Insurance Group, Inc.	100%
Selective Insurance Company of New York	New York	Niagara Exchange Corp.	100%
Selective Insurance Company of South Carolina	South Carolina	Selective Insurance Group, Inc.	100%
Selective Insurance Company of the Southeast	North Carolina	Selective Insurance Group, Inc.	100%
Selective Specialty Lines Brokerage, LLC	New Jersey	Selective Insurance Group, Inc.	50%
Selective Technical Administrative Resources, Inc.	New Jersey	Selective Insurance Group, Inc.	100%
Selective Way Insurance Company	New Jersey	Selective Insurance Group, Inc.	100%
SRM Insurance Brokerage, LLC	New Jersey	Selective Way Insurance Company	75%
		Selective Insurance Company of the Southeast	25%
Wantage Avenue Holding Company Inc.	New Jersey	Selective Insurance Company of America	100%